Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-231646 on Form N-14 of our report dated July 23, 2018, relating to the financial statements and financial highlights of FDP BlackRock CoreAlpha Bond Fund of FDP Series, Inc. (“the Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended May 31, 2018. We also consent to the references to us under the heading “Other Service Providers” in the Combined Prospectus/Information Statement and Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 17, 2019